Exhibit 99.1
EQUITY INNS TO PURCHASE EIGHT MARRIOTT-BRANDED HOTELS
GERMANTOWN, Tenn., August 22, 2007 — Equity Inns, Inc. (NYSE: ENN) (the “Company”), the third largest hotel real estate investment trust (REIT), today announced that it signed an agreement to acquire a portfolio of eight hotels, with a total of 742-rooms, from InterMountain Management, LLC (“InterMountain”) for approximately $90.5 million, or $122,000 per key.
The hotels in the portfolio include four Residence Inn by Marriott properties, which are located in Spokane, Washington, Shreveport, Louisiana, Albuquerque, New Mexico and Kansas City, Missouri; two Courtyard by Marriott hotels, which are located in Reno, Nevada and Shreveport, Louisiana; a Fairfield Inn and Suites located in Reno, Nevada and a Fairfield Inn located in Shreveport, Louisiana. The average age of these properties is six years. InterMountain will continue to manage these properties under a three-year performance-based management contract. The transaction was approved by the Company’s Board of Directors and is expected to close by the end of the fourth quarter of 2007.
About Equity Inns
Equity Inns, Inc. is a self-advised REIT that focuses on the upscale extended stay, all-suite and midscale limited-service segments of the hotel industry. The Company, which ranks as the third largest hotel REIT based on number of hotels, currently owns 133 hotels with 15,822 rooms located in 35 states. For more information about Equity Inns, visit the Company’s website at www.equityinns.com.
Forward-Looking Statements
Certain matters discussed in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws and involve risks and uncertainties. The words “may,” “plan,” “project,” “anticipate,” “believe,” “estimate,” “forecast, “expect,” “intend,” “will,” and similar terms are intended to identify forward-looking statements, which include, without limitation, statements concerning our outlook for the hotel industry, acquisition and disposition plans for our hotels and assumptions and forecasts of future results for fiscal year 2007 and the anticipated closing of the Company’s merger with an affiliate of Whitehall Street Global Real Estate Limited Partnership 2007 (“Whitehall”). Forward-looking statements are not guarantees of future performance and involve numerous risks and uncertainties which may cause our actual financial condition, results of operations and performance to be materially different from the results of expectations expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, the following: the ability of the Company to complete the merger with an affiliate of Whitehall on the terms and the conditions set forth in the agreement and plan of merger, the ability of the Company to cope with domestic economic and political disruption, war, terrorism, states of emergency or similar activities; risks associated with debt financing; risks associated with the hotel and hospitality industry; the ability of the Company to successfully implement its operating strategy; availability of capital; changes in economic cycles; competition from other hospitality companies; and changes in the laws and government regulations applicable to it. These risks and uncertainties are described in greater detail in Item 1.A. of our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the United States Securities and Exchange Commission (SEC) on February 28, 2007, and our other periodic filings with the SEC. We undertake no obligation and do not intend to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.
Non-GAAP Financial Measures
Periodically in press releases the Company uses certain “non-GAAP financial measures,” which are measures of the Company’s historical or future financial performance that are different from measures calculated and presented in accordance with generally accepted accounting principles, or GAAP, within the meaning of applicable SEC rules. The Company uses Capitalization Rate, a measure common in the hotel industry, to discuss its underwriting of acquired or disposed hotel assets. Capitalization rate, for this discussion, is defined as the percentage derived by dividing the net operating income of the hotel asset(s), less a management fee and an allowance for recurring capital expenditures, by the purchase price paid or received for the hotel asset(s).
Important Information
In connection with the proposed merger, Equity Inns, Inc. filed a preliminary proxy statement with the SEC on July 30, 2007. The preliminary proxy statement contains information about Equity Inns, Inc., the proposed merger and related matters. SHAREHOLDERS ARE URGED TO READ CAREFULLY THE PRELIMINARY PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER. In addition to receiving the definitive proxy statement from Equity Inns, Inc. by mail, shareholders can obtain the preliminary proxy statement, as well as other filings containing information about Equity Inns, Inc., including the definitive proxy statement when it becomes available, without charge, from the Securities and Exchange Commission’s website (http://www.sec.gov) or, without charge, from Equity Inns, Inc. at www.equityinns.com or by directing such request to Equity Inns, Inc., 7700 Wolf River Boulevard, Germantown, TN 38138, Attention: Investor Relations.
Equity Inns, Inc. and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the merger. Information about Equity Inns, Inc.’s directors and executive officers and their ownership of Equity Inns, Inc.’s common stock is set forth in the preliminary proxy statement referenced above, the proxy statement for Equity Inns, Inc.’s 2006 Annual Meeting of Shareholders, which was filed with the SEC on March 29, 2007 and Equity Inns, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on February 28, 2007. Shareholders may obtain additional information regarding the interests of Equity Inns, Inc. and its directors and executive officers in the merger, which may be different than those of Equity Inns, Inc.’s shareholders generally, by reading the proxy statement and other relevant documents regarding the merger, when filed with the SEC.

CONTACT:	Equity Inns, Inc.
Howard Silver
Mitch Collins, 901-322-4823
OR
ICR, LLC
Brad Cohen, 203-682-8211